Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 748 S Meadows Parkway, Suite A9, Reno, NV, 89521

FOR IMMEDIATE RELEASE

Gryphon Gold Provides Update on Senior Credit Facility

Reno, NV – July 3, 2013 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GYPH: OTCQB), a company focused on its joint venture interest in the gold Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), provides an update on its Senior Secured Gold Stream Facility (the “Credit Facility”) with Waterton Global Value L.P. (“Waterton”).

Under the terms of the Credit Facility, monthly principal, interest and premium payments are required to be made on the last day of each month until November 2014. The Company has the option of satisfying the monthly principal and premium payments in cash, by delivery of physical gold or by the assignment to Waterton of an interest in Borealis Mining Company, LLC (“Borealis”) in such amounts or number determined in accordance with the requirements of the credit agreement, as amended, relating to the Credit Facility (the “Credit Agreement”). On July 2, 2013, the Company transferred to Waterton 120,000 membership units in Borealis for the payment due June 30, 2013. As a result, the Company now owns a 36% interest in Borealis (3,600,000 membership units) and Waterton owns a 64% interest.

Additionally, as part of its operating agreement with Waterton, Gryphon Gold is responsible for the payment of $4.0 million to the joint venture to compensate Borealis for obligations incurred prior to the formation of the joint venture. In total, Waterton has advanced $6.32 million to Gryphon to cover the Company’s initial capital contributions, of which $3.0 million plus accrued interest is scheduled to be repaid on or before July 31, 2013. Interest on the capital contributions not repaid by Gryphon Gold by this date will accrue at an annual rate of 10% for the first month, 20% for the next two months, 30% for the following month and 40% for the last two months. If the cash calls are not met before August 1, 2013, the Company will be diluted by 25%, bringing down its ownership under 10.0% interest if it does not make any monthly installment payments for July under the senior credit facility and any of the cash calls up to that point. In the event Gryphon Gold’s interest in the joint venture falls to 10% or less, its interest will be converted to a 3.5% net profit interest.

For further information, please contact:

William Goodhard
Interim CEO, Director
joneil@gryphongold.com (forwarded to Mr.
Goodhard)

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Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the dilution of its interest in the Borealis property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.